Exhibit 99.1

    Cypress Bioscience, Inc. Announces First Quarter 2005 Results

    SAN DIEGO--(BUSINESS WIRE)--May 10, 2005--Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the first quarter of 2005. For the quarter ended March 31, 2005, the Company reported a net loss of approximately $1.7 million or $0.06 per share basic and diluted compared to a net loss of approximately $7.3 million or $0.33 per share basic and diluted, which includes $5.4 million of non-cash compensation charges, for the corresponding period in 2004. At March 31, 2005, the Company had cash, cash equivalents and investments totaling $111.2 million.
    The Company reported revenues of $3.2 million for the quarter ended March 31, 2005 compared to $3.4 million for the quarter ended March 31, 2004. The revenues recognized during 2005 and 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during the first quarter of 2004 for certain of our employees devoted to the development of milnacipran.
    Total operating expenses for the quarter ended March 31, 2005 were $5.5 million compared to $10.7 million for the quarter ended March 31, 2004. The decrease in operating expenses for the quarter ended March 31, 2005 compared to the corresponding period in 2004 was due mainly to non-cash compensation charges totaling $5.4 million recognized during the first quarter of 2004, primarily consisting of $2.4 million related to stock options previously granted to consultants for services that vested upon the completion of the collaboration agreement with Forest Laboratories and $2.8 million in connection to the accounting treatment for stock options related to the resignation of certain board members to roles as consultants during the first quarter of 2004.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other Central Nervous System conditions. Cypress' strategy involves acquiring or in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress commenced its first Phase III clinical trial for the use of milnacipran as a potential treatment for FMS. The second Phase III trial evaluating milnacipran as a treatment for FMS commenced in October 2004. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products and companies, and other alternatives that we believe may enhance stockholder value.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and entering into a strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing the two ongoing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome; that we may not be successful in identifying, licensing and developing any additional products or companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                                Quarters ended
                                                   March 31,
                                              2005           2004
                                         -------------- --------------
                                                           (unaudited)
Revenues under collaborative agreement          $3,211         $3,392

Operating expenses:
  Research and development                       5,392          4,573
  General and administrative                     1,370          2,167
  Non-cash compensation charges                    141          5,448
  Compensation benefit - variable stock
   options                                      (1,392)        (1,443)
                                         -------------- --------------
Total operating expenses                         5,511         10,745
                                         -------------- --------------

Other income, net                                  551             70
                                         -------------- --------------

Net loss                                       $(1,749)       $(7,283)
                                         ============== ==============

Net loss per share - basic and diluted          $(0.06)        $(0.33)
                                         ============== ==============
Shares used in computing net loss per
 share - basic and diluted                      30,392         22,361
                                         ============== ==============


Balance Sheet Data:

                                              March 31,   December 31,
                                                2005         2004
                                             ------------ ------------

Assets
 Cash, cash equivalents and short-term
  investments                                   $111,219     $112,024
 Other current assets                              3,245        6,259
 Other non-current assets                            108          107
                                             ------------ ------------
   Total assets                                 $114,572     $118,390
                                             ============ ============

Liabilities and Stockholders' Equity
 Current liabilities                              $5,259       $5,445
 Long-term liabilities                            17,989       18,771
 Stockholders' equity                             91,324       94,174
                                             ------------ ------------
   Total liabilities and stockholders' equity   $114,572     $118,390
                                             ============ ============

    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson or Mary Gieson, 858-452-2323